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Media Contact:
Janine Sheedy
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Zoro.com Reaches $1 Billion in Annual Sales
The business achieves this milestone after growing assortment and customer base

CHICAGO, DECEMBER 14, 2022 - Zoro.com, an eCommerce business that sells millions of supplies, equipment and tools to small businesses nationwide, today announced it has reached $1 billion in annual sales for the first time in a calendar year.

“Zoro exists to make customers’ lives easier, and this achievement is a testament to the ways we continue to help small businesses find and buy more of what they need in one place,” said Kevin Weadick, President of Zoro.com. “Thank you to the Zoro team for reaching this milestone, and to the customers who continue to trust in us to get them what they need to run their businesses. We believe there is nothing but opportunity for Zoro to continue to grow as we strive to have every product for every customer.”

A subsidiary of W.W. Grainger, Inc. (NYSE: GWW), Zoro.com launched in May 2011 with 20 team members and 180,000 items. Now, with more than 600 team members, Zoro.com continues to expand and rapidly grow by offering nearly 11 million unique products, with a goal to make it easy for every customer to get exactly what they need by shipping millions of products as fast and efficiently as possible.

With competitive pricing, no hassle returns, and payment terms, Zoro helps small businesses get what they need to develop and maintain their businesses.

About Zoro.com: Zoro.com (a subsidiary of W.W. Grainger, Inc.) is a one-stop destination for parts, tools, and supplies for all kinds of businesses, and offers a comprehensive buying experience that's both fast and hassle-free. With millions of products that include both the everyday and the hard-to-find, Zoro.com makes it easy for customers to get what they need so they can focus on what's important—running a business.

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